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CUSIP No. 637184-10-8                     13G                       Page   of 4




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                        Under THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. 1)*


                               AVI BIOPHARMA, INC.
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                                (NAME OF ISSUER)


                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                  637184-10-8
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                                 (CUSIP NUMBER)


                                  JULY 5, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ ]     Rule 13d-1(b)
 [x]     Rule 13d-1(c)
 [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 637184-10-8                     13G                       Page   of 4

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   1      NAME OF REPORTING PERSONS, S.S. or I.R.S. Identification Nos. Of
          Above Persons

          SuperGen, Inc., 91-1841574
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                   (a)   [   ]
          Not applicable                                           (b)   [   ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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   NUMBER OF SHARES     5       SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON           2,684,211
         WITH
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                        6       SHARED VOTING POWER

                                0
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                        7       SOLE DISPOSITIVE POWER

                                2,684,211
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                        8       SHARED DISPOSITIVE POWER

                                0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,684,211
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not applicable                                                 [   ]
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *

          14.6%
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   12     TYPE OF REPORTING PERSON

          CO
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*        All calculations are based on 16,711,757 shares of AVI Biopharma, Inc.
Common Stock outstanding as of 5/31/2000, as reported on the Company's Registration Statement on Form S-1 filed 6/16/2000, as adjusted for the issuance of 1,684,211 shares of stock to SuperGen on July 5, 2000.

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CUSIP No. 637184-10-8                     13G                       Page   of 4


ITEM 1.
                  (a)      NAME OF ISSUER:
                           AVI Biopharma, Inc.
                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           One SW Columbia Street, Suite 1105, Portland, Oregon 97258
ITEM 2.
                  (a)      NAME OF PERSON FILING:
                           SuperGen, Inc.
                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           Two Annabel Lane, Suite 220, San Ramon, California 94583
                  (c)      CITIZENSHIP:
                           Delaware
                  (d)      TITLE OF CLASS OF SECURITIES:
                           Common Stock of $0.0001 par value per share
                  (e)      CUSIP NUMBER:
                           637184-10-8
ITEM 3.                    TYPE OF PERSON REPORTING UNDER RULES 13d-1(b) OR
                           13d-2(b):
                           Not applicable
ITEM 4.                    OWNERSHIP
                  (a)      Amount Beneficially Owned: 2,684,211
                  (b)      Percent of Class: 14.6%
                  (c)      Number of Shares as to Which Such Person Has:
                           (i)      Sole power to vote or to direct the vote:
                                    2,684,211
                           (ii)     Shared power to vote or to direct the vote:
                                    0
                           (iii)    Sole power to dispose or direct the
                                    disposition of: 2,684,211
                           (iv) Shared power to dispose or direct the disposition of: 0
                  Joseph Rubinfeld, the Chief Executive Officer and a director of SuperGen, Inc. also serves as a director of AVI Biopharma, Inc. and holds currently-exercisable options to acquire 25,000 shares of AVI Biopharma, Inc. Common Stock.
ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                           Not applicable
ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON
                           Not applicable
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                           Not applicable
ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP
                           Not applicable
ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP
                           Not applicable
ITEM 10.                   CERTIFICATION

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CUSIP No. 637184-10-8                     13G                       Page   of 4


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   July 13, 2000

                                                   SUPERGEN, INC.

                                                   By: /s/ Ronald H. Spair
                                                      --------------------
                                                       Ronald H. Spair
                                                       Chief Financial Officer